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                                                                    EXHIBIT 99.1

[GLOBAL MARINE LETTERHEAD]

                                 NEWS RELEASE

     GLOBAL MARINE ANNOUNCES PRICING OF ZERO COUPON CONVERTIBLE DEBENTURES

HOUSTON, June 20, 2000 -- Global Marine Inc. (NYSE:GLM) today announced that it priced a private placement of 20-year zero coupon convertible debentures at a 41% conversion premium to yesterday's closing price for the company's common stock on the New York Stock Exchange of $29 a share. The debentures are convertible into shares of Global Marine common stock at a fixed conversion rate of 12.22 shares per debenture.

At closing, the debentures will be issued at a price of $499.60 per debenture, which represents a yield to maturity of 3.5% per annum to reach an accreted value at maturity of $1,000 per debenture. Global Marine has the right to redeem the debentures after five years for a price equal to the issuance price plus accrued original issue discount through the date of redemption. Holders have the right to require Global Marine to repurchase the debentures on the fifth, tenth and fifteenth anniversaries of issuance at the accreted value through the date of repurchase. Global Marine may pay the repurchase price with either cash or shares of Global Marine common stock or a combination of cash and shares of common stock.

The transaction is expected to result in net proceeds to Global Marine of approximately $293.0 million, which the company intends to use for repayment of commercial paper with a weighted average interest cost of 6.9% and for general corporate purposes. Closing of the transaction is scheduled for June 23, 2000, subject to satisfaction of customary closing conditions.

These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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